EXHIBIT 23.8






                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated Employee Investment Plan of PHH Corporation of our report dated February 23, 1996 (except Notes 9 to 11, as to which the date is February 7, 1997), with respect to the combined financial statements of Resort Condominiums International, Inc., its affiliates and subsidiaries for the year ended December 31, 1995 included in the Current Report on Form 8-K/A of HFS Incorporated dated March 24, 1997, filed with the Securities and Exchange Commission.



ERNST & YOUNG LLP
April 16, 1997
Indianapolis, Indiana